EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-226710 on Form S-3, and Registration Statement Nos. 333-192501 and 333-218827 on Form S-8 of our reports dated March 11, 2020, relating to the consolidated financial statements and financial statement schedule of Tiptree Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
New York, New York
March 11, 2020